EXHIBIT 99.1

J.JILL, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS

Q1 FY24 Net Sales of $161.5 Million, Total Company Comparable Sales Up 3.1% vs. Q1 FY23

Q1 FY24 Gross Margin of 72.9%; Delivers Gross Margin Expansion of 80 bps vs. Q1 FY23

Q1 FY24 Operating Income of $28.4 Million; Operating Income Margin Expands 70 bps vs. Q1 FY23

Raises Full Year FY24 Guidance

Quincy, MA – June 7, 2024 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the first quarter of fiscal year 2024.

Claire Spofford, President and Chief Executive Officer of J.Jill, Inc. stated, “We are very pleased with our first quarter results which exceeded expectations driven by a strong end to the period as we transitioned into the heart of our big season leading up to Mother’s Day. We are excited and confident about the future of the J.Jill brand and business, and we are making meaningful investments in marketing, systems, and new stores to realize its potential. In May, we also announced that we paid down approximately $60 million of debt and initiated an ordinary quarterly dividend program.”

For the first quarter ended May 4, 2024:

•
Net sales for the first quarter of fiscal 2024 increased 7.5% to $161.5 million compared to $150.2 million for the first quarter of fiscal 2023. The increase includes approximately $7.0 million of benefit due to the calendar shift associated with the 53rd week in fiscal 2023.
•
Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 3.1% for the first quarter of fiscal 2024.
•
Direct to consumer net sales, which represented 47.0% of net sales, were up 11.6% compared to the first quarter of fiscal 2023.
•
Gross profit was $117.7 million compared to $108.4 million in the first quarter of fiscal 2023. Gross margin was 72.9% compared to 72.1% in the first quarter of fiscal 2023.
•
SG&A was $89.1 million compared to $83.0 million in the first quarter of fiscal 2023. Excluding non-recurring items from both periods, SG&A as a percentage of total net sales was 55.4% compared to 55.2% for the first quarter of fiscal 2023.
•
Operating income was $28.4 million compared to $25.4 million in the first quarter of fiscal 2023. Operating income margin for the first quarter of fiscal 2024 was 17.6% compared to 16.9% in the first quarter of fiscal 2023. Adjusted Income from Operations* was $29.6 million compared to $26.3 million in the first quarter of fiscal 2023.
•
Interest expense was $6.4 million compared to $6.7 million in the first quarter of fiscal 2023. Interest income was $1.0 million compared to $0.6 million in the first quarter of fiscal 2023.
•
During the first quarter of fiscal 2024, the Company recorded an income tax provision of $6.2 million compared to $2.0 million in the first quarter of fiscal 2023 and the effective tax rate was 27.2% compared to 29.9% in the first quarter of fiscal 2023.
•
Net Income was $16.7 million compared to $4.6 million in the first quarter of fiscal 2023.
•
Net Income per Diluted Share was $1.16 compared to $0.32 in the first quarter of fiscal 2023. Adjusted Net Income per Diluted Share* in the first quarter of fiscal 2024 was $1.22 compared to $1.01 in the first quarter of fiscal 2023.
•
Adjusted EBITDA* for the first quarter of fiscal 2024 was $35.6 million compared to $31.9 million in the first quarter of fiscal 2023. Adjusted EBITDA margin* for the first quarter of fiscal 2024 was 22.1% compared to 21.2% in the first quarter of fiscal 2023.

•
The Company did not open any new stores in the first quarter of fiscal 2024 ending the quarter with 244 stores.

Balance Sheet Highlights

•
Net Cash provided by Operating Activities for the first quarter of fiscal 2024 was $21.5 million compared to $7.9 million for the first quarter of fiscal 2023. Free cash flow* was $19.2 million compared to $4.9 million for the first quarter of fiscal 2023. The Company ended the first quarter of fiscal 2024 with a cash balance of $77.1 million.
•
Inventory at the end of the first quarter of fiscal 2024 was $53.1 million compared to $53.8 million at the end of the first quarter of fiscal 2023.

*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA,” “Reconciliation of GAAP Operating Income to Adjusted Income from Operations,” “Reconciliation of GAAP Net Income to Adjusted Net Income” and “Reconciliation of GAAP Cash from Operations to Free Cash Flow” for more information.

Subsequent Events

On May 14, 2024, the Company announced that it completed a series of debt principal payments and that its Board of Directors approved a new quarterly dividend program.

The Company made a voluntary debt prepayment of $58.2 million on May 10, 2024. The voluntary prepayment was in lieu of and incremental to the previously expected Excess Cash Flow payment of $26.6 million, which was rejected by the lenders. Following the voluntary prepayment on May 10, 2024, the Company’s cash balance was $28.2 million.

In addition, the Board of Directors declared an initial quarterly cash dividend of $0.07 per share of the Company’s common stock. The dividend is payable on June 12, 2024, to stockholders of record as of May 29, 2024. The Company intends to pay dividends quarterly in the future, subject to market conditions and approval by the Board of Directors.

Outlook

For the second quarter of fiscal 2024, incorporating the approximately $7.0 million negative impact from the calendar shift, the Company expects net sales to be flat to down 3% compared to the second quarter of fiscal 2023. The Company also expects Adjusted EBITDA to be in the range of $27.0 million to $30.0 million.

For fiscal 2024, the Company is raising its guidance and now expects net sales to grow in the range of 1% to 3% compared to fiscal 2023, and for Adjusted EBITDA to decline in the range of 1% and 3% compared to the 53-week fiscal 2023. This guidance reflects the negative impact from the loss of the 53rd week in fiscal 2023 of $7.9 million in net sales and $2.2 million in Adjusted EBITDA as well as investments to support profitable sales growth, including approximately $3 million in operating expenses related to the Company’s Order Management System (“OMS”) project.

Excluding the impact of the 53rd week as well as the operating expense investment in the OMS project, the Company expects fiscal 2024 net sales to grow in the range of 2% to 4% and Adjusted EBITDA to grow in the range of 1% to 3% compared to the prior year.

The Company continues to expect total capital expenditures of approximately $26.0 million and net store count growth of up to 5 stores to end fiscal 2024.

Conference Call Information

A conference call to discuss first quarter 2024 results is scheduled for today, June 7, 2024, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (800) 715-9871 or (646) 307-1963 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 7311773 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.

A taped replay of the conference call will be available approximately two hours following the call and can be accessed both online and by dialing (800) 770-2030 or (609) 800-9909. The pin number to access the telephone replay is 7311773. The telephone replay will be available until June 14, 2024.

About J.Jill, Inc.

J.Jill is a national lifestyle brand that provides apparel, footwear and accessories designed to help its customers move through a full life with ease. The brand represents an easy, thoughtful and inspired style that celebrates the totality of all women and designs its products with its core brand ethos in mind: keep it simple and make it matter. J.Jill offers a high touch customer experience through over 200 stores nationwide and a robust ecommerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.

Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:

•
Adjusted EBITDA, which represents net income plus depreciation and amortization, provision for income taxes, interest expense, interest expense - related party, interest income, equity-based compensation expense, write-off of property and equipment, amortization of cloud-based software implementation costs, loss on debt refinancing, adjustment for exited retail stores, impairment of long-lived assets and other non-recurring expenses, primarily consisting of outside legal and professional fees associated with certain non-recurring transactions and events. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results. We also use Adjusted EBITDA margin which represents, for any period, Adjusted EBITDA as a percentage of net sales.
•
Adjusted Income from Operations, which represents operating income plus equity-based compensation expense, write-off of property and equipment, adjustment for exited retail stores, impairment of long-lived assets and other non-recurring items. We present Adjusted Income from Operations because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts, and other interested parties as a measure of our comparative operating performance from period to period.
•
Adjusted Net Income, which represents net income plus income tax provision, equity-based compensation expense, write-off of property and equipment, loss on debt refinancing, adjustment for exited retail stores, impairment of long-lived assets and other non-recurring items. We present Adjusted Net Income because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.
•
Adjusted Net Income per Diluted Share (“Adjusted Diluted EPS”) represents Adjusted Net Income divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.
•
Free Cash Flow represents cash flow from operations less capital expenditures. Free Cash Flow is presented as a supplemental measure in assessing our liquidity, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative liquidity and operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. These non-GAAP measures should not be considered alternatives to, or substitutes for, Net Income, Income from Operations, Net Income per Diluted Share or Cash from Operations, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate these non-GAAP measures differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow to Net Income, Income from Operations, Net Income per Diluted Share and Cash from Operations, respectively, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA,” “Reconciliation of GAAP Operating Income to Adjusted Income from Operations,” “Reconciliation of GAAP Net Income to Adjusted Net Income” and

“Reconciliation of Cash from Operations to Free Cash Flows” and not rely solely on Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow or any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.” All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, expected market growth and any activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Such statements are often identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects,” “goal,” “target” (although not all forward-looking statements contain these identifying words) and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions and are not guarantees of future performance. Because forward-looking statements relate to the future, by their nature, they are inherently subject to a number of risks, uncertainties, potentially inaccurate assumptions and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in any forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks regarding: (1) our sensitivity to changes in economic conditions and discretionary consumer spending; (2) the material adverse impact of pandemics or other health crises on our operations, business and financial results; (3) our ability to anticipate and respond to changing customer preferences, shifts in fashion and industry trends in a timely manner; (4) our ability to maintain our brand image, engage new and existing customers and gain market share; (5) the impact of operating in a highly competitive industry with increased competition; (6) our ability to successfully optimize our omnichannel operations, including our ability to enhance our marketing efforts and successfully realize the benefits from our investments in new technology, for example our recently implemented point-of-sale system and the forthcoming upgrade to our order management system; (7) our ability to use effective marketing strategies and increase existing and new customer traffic; (8) any interruptions in our foreign sourcing operations and the relationships with our suppliers and agents; (9) any increases in the demand for, or the price of, raw materials used to manufacture our merchandise and other fluctuations in sourcing and distribution costs; (10) any material damage or interruptions to our information systems; (11) our ability to protect our trademarks and other intellectual property rights; (12) our indebtedness restricting our operational and financial flexibility; (13) our ability to manage our inventory levels, size assortments and merchandise mix; (14) our status as a controlled company; and (15) other factors that may be described in our filings with the Securities and Exchange Commission (the “SEC”), including the factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements in this press release and in the oral statements made by our representatives. Any such forward-looking statement speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Tables Follow)

J.Jill, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	May 4, 2024	April 29, 2023

Net sales (a)	$161,513	$150,246
Costs of goods sold (exclusive of depreciation and amortization)	43,776	41,880
Gross profit	117,737	108,366
Selling, general and administrative expenses (a)	89,112	82,972
Impairment of long-lived assets	253	—
Operating income	28,372	25,394
Loss on debt refinancing	—	12,702
Interest expense (b)	6,436	5,627
Interest expense - related party	—	1,074
Interest income (b)	988	570
Income before provision for income taxes	22,924	6,561
Income tax provision	6,228	1,965
Net income and total comprehensive income	$16,696	$4,596
Net income per common share:
Basic	$1.17	$0.33
Diluted	$1.16	$0.32
Weighted average common shares:
Basic	14,256,928	14,063,409
Diluted	14,395,197	14,322,606

(a)
For the first quarter of fiscal 2023, Net sales includes $0.8 million of processing fee income related to customer sales returns that was previously included in Selling, general and administrative expenses.
(b)
Beginning with the first quarter of fiscal 2024, Interest income is shown separately from Interest expense. The prior period has been conformed with the current period presentation.

J.Jill, Inc.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except common share data)

	May 4, 2024	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$77,117	$62,172
Accounts receivable	10,914	5,042
Inventories, net	53,145	53,259
Prepaid expenses and other current assets	17,676	17,656
Total current assets	158,852	138,129
Property and equipment, net	52,083	54,118
Intangible assets, net	64,638	66,246
Goodwill	59,697	59,697
Operating lease assets, net	106,107	108,203
Other assets	2,525	1,787
Total assets	$443,902	$428,180
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$41,687	$41,112
Accrued expenses and other current liabilities	46,834	42,283
Current portion of long-term debt	35,353	35,353
Current portion of operating lease liabilities	34,701	36,204
Total current liabilities	158,575	154,952
Long-term debt, net of discount and current portion	119,079	120,595
Deferred income taxes	11,107	10,967
Operating lease liabilities, net of current portion	100,684	103,070
Other liabilities	1,345	1,378
Total liabilities	390,790	390,962
Commitments and contingencies
Shareholders’ Equity
Common stock, par value $0.01 per share; 50,000,000 shares authorized; 10,747,847 and 10,614,454 shares issued and outstanding at May 4, 2024 and February 3, 2024, respectively	107	107
Additional paid-in capital	212,434	213,236
Accumulated deficit	(159,429)	(176,125)
Total shareholders’ equity	53,112	37,218
Total liabilities and shareholders’ equity	$443,902	$428,180

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net income	$16,696	$4,596
Add (Less):
Depreciation and amortization	5,827	5,571
Income tax provision	6,228	1,965
Interest expense (a)	6,436	5,627
Interest expense - related party	—	1,074
Interest income (a)	(988)	(570)
Adjustments:
Equity-based compensation expense (b)	1,254	878
Write-off of property and equipment (c)	6	20
Amortization of cloud-based software implementation costs (d)	221	55
Loss on debt refinancing (e)	—	12,702
Adjustment for exited retail stores (f)	(509)	—
Impairment of long-lived assets (g)	253	—
Other non-recurring items (h)	223	—
Adjusted EBITDA	$35,647	$31,918
Net sales (i)	$161,513	$150,246
Adjusted EBITDA margin	22.1%	21.2%

(a)
Beginning with the first quarter of fiscal 2024, Interest income is shown separately from Interest expense. The prior period has been conformed with the current period presentation.
(b)
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant.
(c)
Represents net gain or loss on the disposal of fixed assets.
(d)
Represents amortization of capitalized implementation costs related to cloud-based software arrangements that is included within Selling, general and administrative expenses. Adjusted EBITDA for the first quarter of fiscal 2023 has been restated to include such adjustments to Net income.
(e)
Represents loss on the repayment of priming and the subordinated credit agreement.
(f)
Represents non-cash gains associated with exiting store leases earlier than anticipated.
(g)
Represents impairment of long-lived assets related primarily to leasehold improvements at certain store locations.
(h)
Represents items management believes are not indicative of ongoing operating performance, including legal and professional fees.
(i)
For the first quarter of fiscal 2023, Net sales includes $0.8 million of processing fee income that was previously included in Selling, general and administrative expenses.

J.Jill, Inc.

Reconciliation of GAAP Operating Income to Adjusted Income from Operations

(Unaudited)

(Amounts in thousands)

	For the Thirteen Weeks Ended
	May 4, 2024	April 29, 2023

Operating income	$28,372	$25,394
Add (Less):
Equity-based compensation expense (a)	1,254	878
Write-off of property and equipment (b)	6	20
Adjustment for exited retail stores (c)	(509)	—
Impairment of long-lived assets (d)	253	—
Other non-recurring items (e)	223	—
Adjusted income from operations	$29,599	$26,292

(a)
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant. Adjusted income from operations for the first quarter of fiscal 2023 has been restated to include such adjustments to Operating income. Beginning with the first quarter of fiscal 2024, equity-based compensation expense is included as an adjustment. The prior period has been conformed with the current period presentation.
(b)
Represents net gain or loss on the disposal of fixed assets. Adjusted income from operations for the first quarter of fiscal 2023 has been restated to include such adjustments to Operating income. Beginning with the first quarter of fiscal 2024, write-off of property and equipment is included as an adjustment. The prior period has been conformed with the current period presentation.
(c)
Represents non-cash gains associated with exiting store leases earlier than anticipated.
(d)
Represents impairment of long-lived assets related primarily to leasehold improvements at certain store locations.
(e)
Represents items management believes are not indicative of ongoing operating performance, including legal and professional fees.

J.Jill, Inc.

Reconciliation of GAAP Net Income to Adjusted Net Income

(Unaudited)

(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net income	$16,696	$4,596
Add: Income tax provision	6,228	1,965
Income before provision for income tax	22,924	6,561
Adjustments:
Equity-based compensation expense (a)	1,254	878
Write-off of property and equipment (b)	6	20
Loss on debt refinancing(c)	—	12,702
Adjustment for exited retail stores (d)	(509)	—
Impairment of long-lived assets (e)	253	—
Other non-recurring items (f)	223	—
Adjusted income before income tax provision	24,151	20,161
Less: Adjusted tax provision(g)	6,569	5,625
Adjusted net income	$17,582	$14,536
Adjusted net income per share:
Basic	$1.23	$1.03
Diluted	$1.22	$1.01
Weighted average number of common shares:
Basic	14,256,928	14,063,409
Diluted	14,395,197	14,322,606

(a)
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grant. Adjusted net income for the first quarter of fiscal 2023 has been restated to include such adjustments to Net income. Beginning with the first quarter of fiscal 2024, equity-based compensation expense is included as an adjustment. The prior period has been conformed with the current period presentation.
(b)
Represents net gain or loss on the disposal of fixed assets. Adjusted net income for the first quarter of fiscal 2023 has been restated to include such adjustments to Net income. Beginning with the first quarter of fiscal 2024, write-off of property and equipment is included as an adjustment. The prior period has been conformed with the current period presentation.
(c)
Represents loss on the repayment of priming and subordinated credit agreement.
(d)
Represents non-cash gains associated with exiting store leases earlier than anticipated.
(e)
Represents impairment of long-lived assets related primarily to leasehold improvements at certain store locations.
(f)
Represents items management believes are not indicative of ongoing operating performance, including legal and professional fees.
(g)
The adjusted tax provision for adjusted net income is estimated by applying a rate of 27.2% for the first quarter of fiscal 2024 and 27.9% for the first quarter of fiscal 2023. Adjusted tax provision for the first quarter of fiscal 2023 has been restated to include items (a) and (b) above.

J.Jill, Inc.

Selected Cash Flow Information

(Unaudited)

(Amounts in thousands)

Summary Data from the Statement of Cash Flows

	For the Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net cash provided by operating activities	$21,499	$7,859
Net cash used in investing activities	(2,312)	(2,925)
Net cash used in financing activities	(4,242)	(64,096)
Net change in cash and cash equivalents	14,945	(59,162)
Cash and cash equivalents:
Beginning of Period	62,172	87,053
End of Period	$77,117	$27,891

Reconciliation of GAAP Cash from Operations to Free Cash Flow

	For the Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net cash provided by operating activities	$21,499	$7,859
Less: Capital expenditures (a)	(2,312)	(2,925)
Free cash flow	$19,187	$4,934

(a) Capital expenditures reflects net cash used in investing activities, which includes capitalized interest and excludes cash received from landlords for tenant allowances.

Contacts:

Investor Relations:

Caitlin Churchill

ICR, Inc.

investors@jjill.com

203-682-8200

Business and Financial Media:

Ariel Kouvaras

Sloane & Company

akouvaras@sloanepr.com

973-897-6241